Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into on January 31, 2017 (“Agreement Date”), by and among Jones Texas, Inc., a company with an address at (“Consultant”), and Xcel Brands, Inc., a Delaware corporation, or its assigns and successors (“Xcel” or the “Company”), (together, the “Parties”). This Agreement sets forth certain understandings and binding agreements between the Parties.

RECITALS

WHEREAS, the Company is requesting assistance from Consultant with (A) setting up and managing a mens’ quick-time-response platform (the “Mens Program”), and (B) consulting on and providing advisory services related to sourcing partners for womens’ apparel (the “Womens Suppliers”), both for the Company’s quick-response fashion program (the “Program”) for various retailers (the “Retailers”) and for certain other matters, and (C) advising the Company on Project BOHO; and

WHEREAS, Consultant has agreed to assist the Company with the Mens Program, Womens Suppliers, and Project BOHO and providing certain other advisory services;

NOW, THEREFORE, the parties hereby agree as follows:

1.	Effective Date. This Agreement shall become effective upon its full execution (the “Effective Date”).

2.	Consulting Services. Upon the Effective Date and through the two-year anniversary thereof (the “Consulting Term”), which Consulting Term may be extended by mutual written agreement between the Parties, Consultant shall cause Edward Jones, III (“Jones”) to provide the Company the following services and such other services as may be reasonably requested by the Company with respect to the Program, the Mens Program and Womens Suppliers (collectively the “Consulting Services”):

a.	Assist the Company with its partnership(s) with respect to the Womens Suppliers (the “Womens Consulting Services”), including

i.	advising on such suppliers’ fabric, sourcing, and production capabilities, and assisting the Company in its initiatives with each such supplier including investments needed by such suppliers;

ii.	Provide advisory services with respect to opportunities to expand the business with such Womens Suppliers;

iii.	Provide alternatives to the Womens Suppliers in the event that there are any problems or issues with a specific Womens supplier;

iv.	Provide certain other advisory services with respect to the Company’s relationship with the Womens Suppliers, including helping to resolve any disputes between the Company and the Womens Suppliers;

b.	Assist the Company with setting up and growing its Mens Program (the “Mens Consulting Services”) including:

i.	Provide Mens industry research as reasonably requested by the Company;

ii.	Provide Mens brand positioning for each of the Company’s existing brands and potential brands;

iii.	Assist the Company with the growth of its partnership with The Apparel Group, LLC (“TAG”) with respect to the Mens Program and facilitating discussions and negotiations with TAG; and

iv.	Advise the Company on additional potential partners with respect to such Mens Program for mens’ related ancillary categories, including assisting the Company with identifying requirements for such partners (including resources, staffing, and production requirements);

c.	Advise the Company with respect to Project BOHO (the “Project BOHO Advisory Services”), including:

i.	Assisting the Company with market research and brand positioning for the brand; and

ii.	Assisting the Company with its due diligence for the brand; and

d.	Such other consulting services related to the Program that the Company may reasonably request.

3.	Consideration. In consideration for the Consulting Services to be performed by Consultant under this Agreement, the Company shall pay to Consultant fees (the “Consulting Fees”), payable as follows:

a.	In consideration for the Womens’ Consulting Services:

i.	The Company shall grant to the Consultant, Fifty Thousand (50,000) shares of restricted stock in the Company, which shares shall vest (x) fifty percent (50%) on the grant date, and (y) fifty percent (50%) on the first anniversary thereof provided however, if the Company provides written notice to the Consultant that business with Women Suppliers introduced by the Consultant is materially diminished, the portion of the restricted shares set forth in clause (y) shall not vest and shall not become issuable to Consultant; and

b.	In consideration for the Mens Consulting Services and having obtained from The Apparel Group, LLC a confirmed order from a Retailer in excess of One Million Dollars ($1,000,000):

i.	The Company shall grant to the Consultant, Twenty-Eight Thousand Three Hundred Thirty Four (28,334) shares of restricted stock in the Company, which shares shall vest fifty percent (50%) on the Effective Date, and fifty percent (50%) on the first anniversary thereof.

c.	In consideration for the Project BOHO Advisory Services, the Company shall pay Consultant Three Hundred Thousand Dollars ($300,000.00) in cash, payable in four (4) equal installments of Seventy-Five Thousand Dollars ($75,000.00) on each of January 31, 2017; April 30, 2017; July 31, 2017; and October 31, 2017.

d.	Notwithstanding anything herein to the contrary, in the event that the acquisition of Project BOHO does not close by May 1, 2017, upon notice provided to Consultant that Project BOHO has been terminated, the Company have no further payment obligations under Section 3.c hereof following the date of such notice, and the Parties shall negotiate in good faith fair consideration, if any, for any continued services to be performed by Consultant during the remainder of the Term.

4.	Out-of-Pocket Expenses. Consultant shall be solely responsible for any out-of-pocket expenses related to Consultant’s services to be provided for herein, unless otherwise agreed upon by the Company in writing in advance.

5.	Independent Contractor. During the Term of this Agreement, nothing herein shall be construed to create an employer-employee relationship between the Company and Consultant. Consultant is an independent service provider. The consideration set forth in Section 3 shall be the sole consideration due to Consultant for the services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes on behalf of Consultant.

6.	Regulatory Disclosure. Consultant agrees to disclose the terms of any form of compensation that Consultant (or its principals) receives (or is legally entitled to receive) from any suppliers, licensees, or partners that are directly or indirectly related to the Company’s business for regulatory and compliance purposes. Additionally, Consultant acknowledges and agrees that (i) the principal of Consultant is currently a director of the Company, (ii) that Consultant provides services (including similar and other services) to other clients, (iii) that the Consulting Services contemplated herein are typical and constitute an arms-length transaction between Consultant and the Company, and (iv) that the terms and conditions of this Agreement may need to be filed by the Company pursuant to SEC rules and regulations. Consultant agrees to cooperate with and assist the Company with any reasonable requests of the Company for regulatory and compliance purposes.

7.	Term. The term of this Agreement (the “Term”) shall commence at the Effective Date and shall at the end of the Initial Consulting Term unless otherwise extended prior to such date. Notwithstanding the foregoing, the terms and conditions of Sections 5, 6, 7, 8, 9 and 10 of this Agreement shall remain in effect following the expiration or earlier termination of this Agreement, and the Company shall continue to be obligated to pay the Consulting Fee subject to Section 3 of this Agreement following the expiration of this Agreement.

8.	Confidentiality. In the course of performing Consulting Services, the parties recognize that Consultant may come in contact with or become familiar with information which the Company, Retailer or their respective subsidiaries or affiliates may consider confidential. This information may include, but is not limited to, the Program, negotiations with Retailer, information pertaining to the Company and Retailer systems, factory relationships and supplier information which information may be of value to a competitor. Consultant agrees to keep all such information confidential pursuant to the confidentiality agreement entered into between Xcel Brands, Inc. and Consultant on January 30, 2017. Consultant acknowledges that he is aware that the Company is a publicly traded company and that the United States securities laws prohibit any person in possession of material non-public information of a publicly traded company from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

9.	Notice. Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered, delivered by Federal Express, e-mail, or deposited, postage prepaid, in the first class mail of the United States properly addressed to the appropriate party at the address set forth below:

i.	Notices to Consultant:

Jones Texas, Inc.

Attention: Ed Jones, CEO

E-mail: emjjti@icloud.com

ii.	Notices to the Company:

Xcel Brands, Inc.

1333 Broadway, 10th Fl.

New York, NY 10018

Attention: Seth Burroughs, EVP

E-mail: sburroughs@xcelbrands.com

10.	Miscellaneous.

A.	Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.

B.	Binding Effect, Assignment. Except as expressly provided herein, this Agreement shall be binding upon and shall inure to the benefit of Consultant and the Company and to the Company’s successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant.

C.	Governing Law, Severability. This Agreement shall be governed by the laws of the State of New York in the United States of America. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.

-WHEREFORE, the parties have executed this Agreement as of the date first written above.

Xcel Brands, Inc.	Jones Texas, LLC

By:	By:
Name: Seth Burroughs	Name: Ed Jones
Title: Executive Vice President	Title: CEO